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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into as of 5/15/00 (the "Effective Date") by and between NxSTAGE Medical, Inc., a Delaware corporation (the "Company" or "NXS"), and Joe Turk, an individual ("Mr. Turk"), residing at 544 Webster Street, Needham, MA 02494

                              W I T N E S S E T H

      WHEREAS, the Company desires to employ Mr. Turk to provide certain services to the Company subject to the terms set forth herein; and

      WHEREAS, Mr. Turk desires to be employed by the Company in return for certain compensation and benefits.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. EMPLOYMENT BY THE COMPANY. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Mr. Turk to render full-time services to the Company as its Marketing Vice President. Mr. Turk shall perform the duties and have the responsibilities and authorities that are customarily associated with his then current title, and such other duties of an executive nature as may be assigned from time to time by the President of the Company, consistent with the Bylaws of the Company. As Marketing Vice President, Mr. Turk agrees to devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or, in the absence of such policies, consistent with the employment policies common to the industry at large) to the business of the Company and to use the highest degree of professionalism in performing services for the Company.

      2. COMPENSATION.

            2.1 Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed and services to be provided under this Agreement, the Company agrees to pay Mr. Turk a base salary ("Base Salary") in the amount of Two Hundred Thousand Dollars ($200,000) per year of employment, payable on a semi-monthly basis and in accordance with the Company's standard payroll practices, less required deductions for state and federal withholding taxes, Social Security and all other employee taxes and payroll deductions (the "Semi-Monthly Base Payment"). Mr. Turk's Base Salary shall be reviewed annually by the President and may be increased or decreased in the sole discretion of the President; provided, however, that if at any time during the Period of Employment Mr. Turk's Base Salary is reduced by more than 15% from the previous fiscal year, except for across-the-board salary reductions similarly affecting all or substantially all

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management employees and reductions related to the Optionee's job performance, then Mr. Turk shall be entitled to terminate his employment with the Company and such termination shall be considered a Company initiated termination without cause in accordance with Section 7.3(a) hereof.

            2.2 Equity.

                  (a) As of the Effective Date and subject to the terms of this Agreement, the Company shall grant to Mr. Turk an Non-Qualified stock option, exercisable at any time during the Period of Employment (as defined below) and within ten (10) years after the grant of the option (the "Stock Option"), to purchase an aggregate of one hundred thirty eight thousand five hundred and thirty three (138,533) shares of the Company's Common Stock at a price of One Dollar ($1.00) per share (the "Shares"). Such number of shares of Common Stock constitutes two percent (2%) of the fully-diluted shares of capital stock of the Company as of the Effective Date. The Company will offer Mr. Turk a loan to exercise all of his granted incentive stock options in the form of a PROMISSORY NOTE and PLEDGE AGREEMENT, Exhibit B and C.

                  (b) The terms of this Stock Option shall be governed by that certain Non-Qualified Stock Option Agreement executed by Mr. Turk and the Company as of the Effective Date (the "Option Agreement"), Exhibit D.

                  (c) In the event that Mr. Turk exercises the Stock Option, then, upon the death or complete and permanent disability of Mr. Turk, or upon the termination of Mr. Turk's employment for any reason, the Company shall have the right but not the obligation to repurchase from Mr. Turk all Shares subject to such exercise that have not yet vested as of the date of such death, disability or termination.

      3. ADDITIONAL BENEFITS.

            3.1 Standard Company Benefits. Mr. Turk shall be entitled to all rights and benefits for which he would be eligible under the terms and conditions of the Company's standard benefits package in effect from time to time for its executive employees, including by way of illustration only, long-term disability insurance, family health care insurance, vacation and sick leave (the "Fringe Benefits"). For the purpose of calculating vacation benefits, Mr. Turk will be recognized as having >10 years of industry experience as of the Effective Date. The Company reserves the right to change such Fringe Benefits from time to time in its sole discretion.

            3.2 Accumulation of Fringe Benefits. Mr. Turk shall not earn or accumulate unused vacation or sick leave, or other Fringe Benefits, in excess of an unused amount equal to the amount of such benefit earned during a one (1) year period. Furthermore, Mr. Turk shall not be entitled to receive payments in lieu of such unused Fringe Benefits, other than for unused vacation earned and accumulated at the time the employment relationship terminates. All unused sick leave and other Fringe Benefits earned during the twelve (12) month period ending on each anniversary of the Commencement Date shall be forfeited if not used within ninety (90) days

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following such anniversary date. Notwithstanding the foregoing, in the event that the Company adopts a more favorable accumulation policy for its executive officers, Mr. Turk shall be entitled to the benefits of such more favorable accumulation policy as of the adoption by the Company thereof.

            3.3 Moving Expenses. If at any time the during the Period of Employment the Company's offices move further than 35 miles from 544 Webster street, Needham, MA, the Company shall offer Mr. Turk a relocation package similar to that offered other executives within the company, and if there are no similar packages, shall offer a package consistent with relocation policies of the industry at large.

      4. OUTSIDE ACTIVITIES. Mr. Turk agrees that he will not, without first obtaining the President's prior written approval, directly or indirectly engage or prepare to engage in any activity in competition with the Company, provide services to, or establish a business relationship with, a business or individual engaged in or preparing to engage in competition with the Company, or accept a seat on the board of directors or other managing committee or team for any other business entity, except as otherwise provided herein. For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm, business or organization in competition with the Company shall not constitute activities or services precluded by this section.

      5. PROPRIETARY AND CONFIDENTIAL INFORMATION OBLIGATIONS. Mr. Turk hereby agrees to execute and acknowledges his obligations pursuant to the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the "Proprietary Information Agreement"), including but not limited to, the obligation to refrain from using or disclosing the proprietary and confidential information of the Company. Mr. Turk further acknowledges that these obligations shall survive the termination of Mr. Turk's employment with the Company.

      6. NONSOLICITATION. While employed by the Company and for one (1) year thereafter, Mr. Turk agrees that in order to protect the Company's confidential and proprietary information from unauthorized use, Mr. Turk will not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity or (ii) the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list to the extent that the business solicited relates to products or services which are directly competitive with those of the Company.

      7. TERM AND TERMINATION OF EMPLOYMENT.

            7.1 Period of Employment. Mr. Turk's period of employment by the Company pursuant to this Agreement shall commence on May 15, 2000 (the "Commencement Date") and shall end upon the date that the employment relationship is terminated pursuant to this Section 7 (the "Termination Date"). The period of employment commencing on the

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Commencement Date and ending on the Termination Date shall be known as the
Period of Employment (the "Period of Employment").

            7.2 Termination at Will. Although Mr. Turk and the Company anticipate a long and mutually rewarding employment relationship, Mr. Turk and the Company each acknowledge that either party has the right to terminate Mr. Turk's employment with the Company at any time for any reason whatsoever, with or without cause subject, however, to the terms of this Agreement. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company and Mr. Turk.

            7.3 Termination Without Cause or for Good Reason.

                  (a) The Company may terminate this employment relationship immediately without cause upon written notice to Mr. Turk. Mr. Turk may terminate his employment for Good Reason (as defined in the Option Agreement) 30 days after the Company has been given written notice specifying the inadequate performance in reasonable detail demanding its cure, and provided that the Company has not cured within, or, if it is not possible to cure such performance within 30 days, if the Company has not taken appropriate steps to begin to cure such inadequate performance within such 30 day period. In the event such a termination occurs, and provided that Mr. Turk has executed a release of liability in favor of NxSTAGE Medical in a form reasonably acceptable to NxSTAGE Medical, Mr. Turk shall receive a lump sum payment equivalent to his then accumulated but unused vacation time through the date of termination and, as severance, continued payment of his Semi-Monthly Base Payment and Consolidated Omnibus Budget Reconciliation Act (COBRA) payments for a period of time not to exceed six (6) months after the Termination Date, or until Mr. Turk has secured full-time employment or consulting assignment(s), which ever first occurs (the "Severance Period"). No other employee benefits will not be continued during this Severance Period.

                        i. In the event that, during the Severance Period, Mr. Turk secures full-time employment in which he is paid less per semi-monthly period than the amount of the Semi-Monthly Base Payment to be received as severance hereunder, then Mr. Turk shall be entitled to be paid reduced severance payments by the Company equal to the difference between the amount of the Semi-Monthly Base Payment and the semi-monthly compensation to be paid to Mr. Turk pursuant to such full-time employment or consulting assignment(s).

                        ii. During this Severance Period and provided Mr. Turk does not secure full time employment, Mr. Turk's options shall continue to vest according to the vesting schedule outlined in the Option Agreement. In no event shall Mr. Turk's cumulative vested options at the end of this period be less than 25% of those granted.

                        iii. IN THE EVENT THAT MR. TURK ELECTS TO AND DOES RECEIVE ANY OF THE BENEFITS PROVIDED UNDER THIS SUBSECTION 7.3, MR. TURK AGREES THAT SUCH PAYMENTS SHALL CONSTITUTE HIS SOLE AND EXCLUSIVE RIGHTS AND ENTITLEMENTS IN CONNECTION WITH HIS EMPLOYMENT BY THE COMPANY, THE TERMINATION OF SUCH EMPLOYMENT AND ANY AND ALL MATTERS RELATING TO OR ARISING IN CONNECTION WITH

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SUCH EMPLOYMENT, AND AGREES THAT HIS ACCEPTANCE OF ANY SUCH PAYMENTS SHALL
RELEASE THE COMPANY AND ANY AND ALL AFFILIATED PERSONS AND ENTITIES (INCLUDING ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FROM ANY CLAIMS THAT MR. TURK MAY OTHERWISE HAVE OR ASSERT IN CONNECTION WITH SUCH MATTERS. IF MR. TURK DESIRES TO PURSUE OR ENFORCE ANY RIGHTS, ENTITLEMENTS OR REMEDIES THAT WOULD OTHERWISE BE WAIVED OR RELEASED, THEN HE SHALL REFUSE ANY PAYMENTS PROVIDED FOR IN THIS SUBSECTION 7.3. IF MR. TURK ACCEPTS ANY SUCH SEVERANCE PAYMENT OR PAYMENTS, HE SHALL BE DEEMED TO HAVE AGREED TO THE FOREGOING EXCLUSIVITY OF RIGHTS AND WAIVER OF CLAIMS.

                  (b) The Company may immediately terminate this employment relationship for Cause upon written notice to Mr. Turk. In the event Mr. Turk's employment is terminated at any time with Cause, all of Mr. Turk's compensation and benefits will cease immediately, and Mr. Turk shall not be entitled to any compensation, severance, acceleration of vesting or other benefits as of the date of such termination. For purposes of this Agreement, "for Cause" shall be as that term is defined in the Option Agreement.

                  (c) Except as expressly provided herein, Mr. Turk will not be entitled to any other compensation, severance, pay-in-lieu of notice or any other such compensation upon the termination of his employment by the Company. This severance provision does not affect the "at will" nature of Mr. Turk's employment.

            7.4 Mr. Turk Initiated Termination. Mr. Turk may voluntarily terminate his employment with the Company at any time by giving the Board thirty
(30) days written notice. In the event Mr. Turk voluntarily terminates his employment with the Company for other then Good Reason, all of Mr. Turk's compensation and benefits will cease as of the termination date. Mr. Turk acknowledges that he will not receive any severance pay or other benefits upon such voluntary termination, other than a lump sum payment equivalent to his then accumulated but unused vacation time together with any unpaid benefits through the date of termination.

            7.5 Exclusive Remedy. The parties agree that the payments and/or benefits described in subsection 7.3 shall be Mr. Turk's sole and exclusive remedy in the event the Company terminates Mr. Turk's employment, and Mr. Turk shall be entitled to no further compensation for any damage or injury arising out of the termination of his employment by NxSTAGE Medical; provided, however, that nothing contained in this paragraph shall limit Mr. Turk's right to be indemnified by NxSTAGE Medical for his actions as its officer or employee.

            7.6 Obligations Upon Termination.

                  (a) The obligations of the parties under Sections 5, 6, 7, and 9 shall survive the termination of this Agreement.

                  (b) Upon the end of the Period of Employment, Mr. Turk shall promptly deliver to the Company all materials, property, documents, data and other information

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belonging to the Company or containing the Company's trade secrets or other
Proprietary Information, as such term is defined in the Proprietary Information Agreement attached hereto as Exhibit A. Mr. Turk shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to the Company or containing any of the Company's Proprietary Information.

                  (c) Upon termination of the Period of Employment, Mr. Turk shall be deemed to have resigned from any and all offices then held with the Company.

      8. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service) to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance with the terms hereof:

                  If to the Company:

                           NxSTAGE Medical, Inc.
                           3 Highwood Drive
                           Tewksbury, Massachusetts 01876
                           Attn:  President

                  If to Mr. Turk:

                           Joe Turk
                           544 Webster
                           Needham, MA 02494

      9. ARBITRATION/ATTORNEYS' FEES. To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected or related to Mr. Turk's employment with the Company or the termination of that employment, with the sole exception of disputes which arise under Mr. Turk's Proprietary Information Agreement (collectively, the "Arbitrable Claims"), the Company and Mr. Turk each agree that any and all such disputes, whether of law or fact of any nature whatsoever, shall, if such dispute cannot be resolved within thirty (30) days despite good faith negotiation, be resolved by final and binding arbitration by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Boston, Massachusetts. The Arbitrable Claims include, but are not limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Turk and the Company acknowledge and agree that any and all rights he may otherwise have to

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resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the JAMS, are hereby expressly waived. If any party to this Agreement brings an action under this Agreement, the prevailing party will be entitled to recover his or its attorneys' fees and costs, as well as any, other relief to which that party may be entitled.

      10. GENERAL.

            10.1 Without in any way limiting the foregoing, this Agreement does not supersede the terms of Mr. Turk's Option Agreement.

            10.2 Entire Agreement. This Agreement, and Exhibit A, B, C, and D is the complete, final and exclusive embodiment of the entire agreement between Mr. Turk and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes, replaces and substitutes for all prior negotiations, representations, promises, warranties, or agreements made between Mr. Turk and the Company, whether written or oral, concerning the terms and conditions of Mr. Turk's employment or the termination of such employment.

            10.3 Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

            10.4 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Mr. Turk's duties under this Agreement, Mr. Turk agrees that he shall not be entitled to delegate the performance of his duties or assign any of his rights or obligations under this Agreement.

            10.5 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

            10.6 Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Mr. Turk and the Company specifically consent and agree that the courts of the Commonwealth of Massachusetts and/or the United States Federal Courts located in the Commonwealth of Massachusetts shall have exclusive jurisdiction over each of the parties and such proceedings.

            10.7 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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            10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties have duly authorized and caused this
Agreement to be executed as follows:

JOE TURK,                                        NxSTAGE MEDICAL, INC.
an individual                                    a Delaware corporation

/s/ Joseph E. Turk, Jr.                          By: /s/ Jeffrey H. Burbank
-----------------------                             -----------------------
                                                 Name: Jeffrey H. Burbank
                                                 Title: President & CEO

Date: 6/13/00                                    Date: 6/13/00

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